Exhibit 5.1
May 9, 2006
Board of Directors
LCC International, Inc.
7925 Jones Branch Drive
McLean, VA 22102
Ladies and Gentlemen:
     We are acting as counsel to LCC International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the registration of 500,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), issuable under the Dean J. Douglas Employment Inducement Plan. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	Agreement, dated as of October 4, 2005 between the Company and Dean J. Douglas with respect to the grant of options to purchase 500,000 shares of Class A common stock (the “Dean J. Douglas Employment Inducement Plan”).

3.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on October 4, 2005 and March 16, 2006, as certified by the Secretary of the Company on the date hereof as being complete, true, accurate, and in effect, relating to the Company’s adoption of the Dean J. Douglas Employment Inducement Plan and the issuance of Shares pursuant to the Dean J. Douglas Employment Inducement Plan.

4.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 4, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that when issued in accordance with the terms of the Dean J. Douglas Employment Inducement Plan, the Shares will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ HOGAN & HARTSON L.L.P.